September 12, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Drexel Hamilton Mutual Funds (the “Trust”) File Numbers 811-22545 & 333-173306

Ladies and Gentlemen:

On behalf of ALPS Distributors, Inc. (the “Distributor”) transmitted herewith for filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), is the Trust’s Registration Statement (the “Registration Statement”) on Form N-1A, together with exhibits thereto.

As Vice President of the Distributor, and as contemplated by Rule 461(a) under the Act, I hereby make a written request for the acceleration of the Registration Statement’s effectiveness on September 30, 2011. I am aware of the accompanying obligations under the Act.

If you have any questions or comments with regard to the foregoing, please do not hesitate to call me at (720) 917-0641.

Sincerely,

/s/ Paul F. Leone
Paul F. Leone
Vice President, ALPS Distributors, Inc.

September 12, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:	Drexel Hamilton Mutual Funds File Numbers 811-22545 & 333-173306

Ladies and Gentlemen:

On behalf of Drexel Hamilton Mutual Funds (the “Trust”) transmitted herewith for filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), is the Trust’s Registration Statement (the “Registration Statement”) on Form N-1A, together with exhibits thereto.

As President of the Trust, and as contemplated by Rule 461(a) under the Act, I hereby make a written request for the acceleration of the Registration Statement’s effectiveness on September 30, 2011. I am aware of the accompanying obligations under the Act.

If you have any questions or comments with regard to the foregoing, please do not hesitate to call me at (212) 918-4705.

Sincerely,

/s/ Andrew Bang
Andrew Bang
President, Drexel Hamilton Mutual Funds